                                                                       EXHIBIT 5

                    ____ __, 2002

ARAMARK Services, Inc.
ARAMARK Corporation
ARAMARK Tower
1101 Market Street
Philadelphia, PA 19107

Ladies and Gentlemen:

     We have acted as counsel to ARAMARK Services, Inc., a Delaware corporation ("Services"), and ARAMARK Corporation, a Delaware corporation ("ARAMARK"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Services and ARAMARK with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to (i) debt securities of Services (the "Services Securities");
(ii) guarantees of ARAMARK to be issued in connection with the Services Securities (the "Guarantees"); and (iii) debt securities of ARAMARK (the "ARAMARK Securities"). The Services Securities, the Guarantees and the ARAMARK Securities are hereinafter referred to collectively as the "Securities." The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus and pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $500,000,000.

     The Services Securities will be issued under an indenture (the "Services Indenture") among Services, ARAMARK, as Guarantor, and Bank One Trust Company, N.A., as Trustee. The ARAMARK Securities will be issued under an indenture (the "ARAMARK Indenture") between ARAMARK and Bank One Trust Company, N.A., as Trustee. The Services Indenture and the ARAMARK Indenture are hereinafter referred to collectively as the "Indentures."

     We have examined the Registration Statement and the forms of the Indentures, which have been filed with the Commission as exhibits to the
Registration Statement.   We also have examined the originals, or duplicates or
certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of Services and ARAMARK.

     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies,
and the authenticity of the originals of such latter documents.   We also have
assumed that (1) at the time of execution, authentication, issuance and delivery of the Services Securities, the Services Indenture will be the valid and legally binding obligation of the Trustee; and (2) at the time of execution, authentication, issuance and delivery of the ARAMARK Securities, the ARAMARK
Indenture will be the valid and legally binding obligation of the Trustee.   We
have assumed further that at the time of execution, authentication, issuance and delivery of the Securities, the Indentures will have been duly authorized, executed and delivered by Services and ARAMARK.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

     1. With respect to the Services Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Services Securities, the terms of the offering thereof and related matters by the Board of Directors of Services, a duly constituted and acting committee of such Board or duly authorized officers of Services (such Board of Directors, committee or authorized officers being hereinafter referred to as the "Services Board") and (b) the due execution, authentication, issuance and delivery of the Services Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Services Board and otherwise in accordance with the provisions of the Services Indenture and such agreement, such Services Securities will constitute valid and legally binding obligations of Services enforceable against Services in accordance with their terms.

     2. With respect to the Guarantees, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees, the terms of the offering thereof and related matters by the Board of Directors of ARAMARK, a duly constituted and acting committee of such Board or duly authorized officers of ARAMARK (such Board of Directors, committee or authorized officers being hereinafter referred to as the "ARAMARK Board"), (b) the due execution, authentication, issuance and delivery of the Services Securities, upon payment of the consideration for the Services Securities provided for in the applicable definitive purchase, underwriting or similar agreement approved by the ARAMARK Board and otherwise in accordance with the provisions of the Services Indenture and such agreement and
         (c) the due issuance of such Guarantees, such Guarantees will constitute valid and legally binding obligations of ARAMARK enforceable against ARAMARK in accordance with their terms.

     3. With respect to the ARAMARK Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the ARAMARK Securities, the terms of the offering thereof and related matters by the ARAMARK Board and (b) the due execution, authentication, issuance and delivery of the ARAMARK Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the ARAMARK Board and otherwise in accordance with the provisions of the ARAMARK Indenture and such agreement, the ARAMARK Securities will constitute valid and legally binding obligations of ARAMARK enforceable against ARAMARK in accordance with their terms.

     Our opinions set forth in paragraphs 1 through 3 above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Experts" in the Prospectus included in the Registration Statement.

                                    Very truly yours,

                                    SIMPSON THACHER & BARTLETT